                                                                     EXHIBIT 4.2

                                                                         NO. 001

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 2, 2003, BY AND AMONG THE COMPANY, ZIX ACQUISITION CORPORATION, ELRON ELECTRONIC INDUSTRIES LTD., ELRON SOFTWARE, INC. AND ELRON SOFTWARE (2000) LTD. A COPY OF SUCH AGREEMENT MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE COMMON STOCK ISSUABLE UPON CONVERSION OR REDEMPTION OF THIS NOTE MAY ONLY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IF REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR IF THE HOLDER THEREOF PROVIDES THE COMPANY WITH AN OPINION FROM COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE AT THE TIME OF SUCH TRANSFER.

                                 ZIX CORPORATION

                        5.75% CONVERTIBLE PROMISSORY NOTE

$1,000,000.00                                                  September 2, 2003

                  FOR VALUE RECEIVED, ZIX CORPORATION, a Texas corporation (the "Company"), promises to pay to Elron Electronic Industries Ltd. or its registered assigns (the "Holder"), at 3 Azrieli Center, 42nd Floor, Tel Aviv, Israel 67023, or at such other place as the Holder may from time to time designate in writing, in lawful money of the United States, the principal sum of One Million and 00/100 dollars ($1,000,000), in accordance with the following terms and provisions of this 5.75% Convertible Promissory Note (as the same may be amended, modified or supplemented from time to time, this "Note").

                  The obligations of the Company under this Note shall rank in right of payment on a parity with all other unsubordinated, unsecured, obligations of the Company for the payment of borrowed money. This Note was issued pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of the date of this Note, by and among the Company, Zix Acquisition Corporation, Holder, Elron Software, Inc. and Elron Software (2000) Ltd.

                  1. Definitions. As used herein, the following terms shall have the following meanings, capitalized terms not otherwise defined herein having the meanings ascribed thereto in the Purchase Agreement:

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                           (a)      "Common Stock" means the common stock, par
value $0.01 per share, of the Company.

                           (b)      "Conversion Price" means $3.86, subject to
adjustment in accordance with Section 6.

                           (c)      "Maturity Date" means September 2, 2005.

                           (d)      "person" means an individual, partnership,
corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

                           (e)      "Trading Day" means a day the Nasdaq
National Market or any national exchange which then constitutes the principal securities market for the Common Stock is open for general trading of securities.

                  2. Interest. All unpaid principal amount of this Note shall bear interest at the rate of 5.75% per annum. Accrued interest shall be computed for actual days elapsed on the basis of a year of 365 days. The principal of this Note and accrued interest, if any, shall bear interest at the maximum lawful rate per annum upon the occurrence and during the continuation of any Event of Default (as defined below).

                  3.       Payments.

                           (a)      Beginning on October 29, 2004, and
continuing on the last day of each succeeding month until and including the Maturity Date, an amount of Eighty-Three Thousand Three Hundred Thirty-Three and 33/100 dollars ($83,333.33) plus all accrued interest on this Note shall be payable to the Holder by the Company. Interest that has accrued but has not yet been paid (or has not yet been converted) will be paid at the time each principal payment is made.

                           (b)      As of the Maturity Date, if all payments
described in Section 3(a) have been made, and if applicable, any payments due under Section 11 have been made, the Company shall have no further obligations or liability under this Note.

                           (c)      All payments due hereunder shall be made in
immediately available funds and, except as otherwise permitted hereunder or required by law, without set-off, counterclaim, deduction or withholding.

                  4. Prepayment. The Company shall have the right to prepay this Note in whole or in part, at any time, without premium or penalty; provided that the Company provides the Holder with written notice of such intention to prepay this Note, and the amount of such intended prepayment, not less than ten Trading Days prior to the date such prepayment will be made (a "Prepayment Date"). Holder shall have the right to convert this Note, in whole or in part, at any time prior to such Prepayment Date in accordance with Section
6. Prepayments shall not postpone the due dates or amounts of subsequent payments due under the terms of Section 3 of this Note, except as provided in
Section 5. Any prepayments of this Note shall be in

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increments of no less than $100,000.00 (or the total amount of principal and interest outstanding if less than $100,000.00).

                  5. Application of Payments, Prepayments and Conversions. All payments and any prepayments and conversions made pursuant to Section 4 and
Section 6, respectively, shall be applied first to accrued interest hereon, if any, and any remainder to the principal balance hereof. Any such prepayments or conversions made under this Note shall apply to the next payment that is due under this Note.

                  6. Conversion Rights; Adjustments. The Holder shall have conversion rights with respect to this Note as follows:

                           (a)      Holder's Right to Convert. At any time after
the date hereof, the outstanding principal amount of this Note plus all accrued but unpaid interest thereon shall be convertible, in whole or in part, at the option of the Holder, at any time and from time to time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon a conversion shall equal an amount determined by dividing (i) the amount of this Note proposed to be converted by (ii) the Conversion Price in effect as of such Conversion Date (as defined below).

                           (b)      Mechanics of Conversion. In order to
exercise its rights pursuant to a conversion, the Holder shall deliver written notice in the form of Exhibit A to the Company stating that it elects to convert all or part of the outstanding principal amount of this Note and accrued but unpaid interest. Such notice shall state the amount that the Holder seeks to convert and shall be accompanied by this Note. The date the notice is delivered to the Company shall be the conversion date ("Conversion Date") and the Holder shall be deemed to own the underlying Common Stock as of such date. As soon as practicable (but no later than three Trading Days) after the Conversion Date, the Company shall, or shall cause its transfer agent for the Common Stock to, promptly issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled (or process an electronic transfer of the shares to an account designated by holder) and in the case where only part of this Note is converted, the Company shall execute and deliver a new Note in an aggregate principal amount equal to and in exchange for the unconverted portion of the principal amount of this Note so surrendered. Notwithstanding anything to the contrary in this Section 6, in the case where only a part of this Note is converted, the principal amount of the unconverted portion shall be at least $100,000.00 or else the remainder of this Note shall be converted. Conversions pursuant to this Section 6 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock at the close of business on the Conversion Date.

                           (c)      Effect on Note. If this Note (or a portion
thereof) shall have been surrendered for conversion as herein provided, it (or such portion) shall no longer be deemed to be outstanding and all rights with respect hereto, including the rights, if any, to receive principal, interest, notices and consent rights shall immediately cease and terminate on the Conversion Date, except only the right of the Holder to receive shares of Common Stock in exchange therefor. To the extent so converted, this Note shall be retired and canceled.

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                           (d)      Fractional Shares. Notwithstanding any
provision hereof to the contrary, the Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the conversion of this Note, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction down to the nearest whole number of shares of Common Stock.

                           (e)      Reservation of Shares. The Company shall at
all times during which this Note shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Note, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion thereof.

                           (f)      Share Legends. The certificates representing
the shares of Common Stock issued upon conversion shall bear any legend required by law or any then existing rights agreement.

                           (g)      Adjustment for Stock Splits and
Combinations. If the Company shall at any time or from time to time after the date of this Note (the "Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                           (h)      Adjustment for Certain Dividends and
Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution.

                           (i)      Adjustments for Other Dividends and
Distributions. In the event the Company at any time, or from time to time after the Issue Date shall make or issue, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or other assets or properties (including, without limitation, cash dividends), then and in each such event provision shall be made so that the Holder shall receive in addition to the number of shares of Common Stock receivable upon conversion of this Note, the amount of securities of the Company or other assets or properties that they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or other assets or properties receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to

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the rights of the Holder; provided that, in the event rights or benefits under such securities, assets or properties shall terminate prior to the time that the Holder may elect to convert this Note into shares of Common Stock, such amount of securities, assets or properties that the Holder would have received had the Holder converted this Note immediately prior to the distribution shall be distributed to the Holder on the date the securities, assets or properties are distributed to the holders of Common Stock.

                           (j)      Adjustment for Reclassification, Exchange or
Substitution. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, stock dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 6), then and in each such event the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                           (k)      Reorganizations, Mergers, Consolidations or
Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company's assets or reorganization involving the Common Stock (collectively, a "Capital Reorganization") (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 6), as part of such Capital Reorganization, provision shall be made so that the Holder will thereafter be entitled to receive upon conversion of this Note the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such Capital Reorganization, subject to adjustment in respect to such stock or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 6(k) with respect to the rights of the Holder after the Capital Reorganization to the end that the provisions of this Section 6(k) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Note) will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, this Note shall become notes of such surviving entity, with the same powers, rights and preferences as provided herein.

                           (l)      Notice of Event Requiring Adjustment. The
Company shall provide the Holder written notice at least 10 Trading Days prior to any event which would result in an adjustment pursuant the provisions of this
Section 6.

                           (m)      Certificate as to Adjustments. Upon the
occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company, at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based and shall

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file a copy of such certificate with its corporate records. The Company shall, upon the reasonable written request of the Holder, furnish or cause to be furnished to the Holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion hereof. Despite such adjustment or readjustment, the form of this Note, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valid in accordance with the provisions of this Note, which shall control.

                           (n)      No Impairment. The Company will not, by
amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment to the extent required hereunder. Nothing in this Section 6 shall affect the continued accrual of interest on this Note in accordance with the terms of this Note.

                  7. Events of Default. Each of the following shall constitute an "Event of Default" under this Note:

                           (a)      if the Company fails to pay when due any
payment owing to the Holder under the terms of this Note;

                           (b)      if the Company fails to perform or observe
any material term, covenant, warranty or agreement contained in this Note, and continuance of such failure for a period of five Trading Days after written notice thereof is received by the Company from the Holder;

                           (c)      (i) a receiver, conservator, liquidator or
trustee of the Company or of its properties is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; (ii) an order for relief is entered against the Company or under the United States Bankruptcy Code, as amended, and any and all regulations promulgated thereunder (collectively, the "Bankruptcy Code"); (iii) the Company is adjudicated bankrupt or insolvent; (iv) any material portion of the properties of the Company is sequestered by court order and such order remains in effect for more than 60 days after the Company obtains knowledge thereof; or (v) a petition is filed against the Company under any state bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days;

                           (d)      the Company files a petition under the
federal Bankruptcy Code or seeks relief under any provision of any state bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any such case or petition against it under any such law;

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                           (e)      the Company makes a general assignment for
the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of all or any part of its property; or

                           (f)      the Common Stock shall cease to be listed on
any of the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange and shall remain unlisted for a period of three Trading Days.

                  8.       Remedies Upon Default.

                           (a)      If an Event of Default (other than an Event
of Default specified in Section 7(d) or 7(e)) shall occur and be continuing, then the Holder may declare the outstanding principal amount and all accrued and unpaid interest on this Note immediately due and payable by a notice in writing to the Company, and upon any such declaration all such amounts payable in respect of this Note shall become immediately due and payable.

                           (b)      If an Event of Default specified in Section
7(d) or 7(e) occurs and is continuing, then the outstanding principal amount and all accrued and unpaid interest on this Note shall become immediately due and payable without any declaration or other act on the part of the Holder.

                           (c)      If this Note shall become due and payable
pursuant to any of the foregoing subsections (a) or (b), then the Holder, in addition to such remedies as are therein provided, shall be entitled to exercise all other rights and remedies available at law or in equity.

                  9. Waiver of Presentment; Extensions. Presentment, demand, notice of dishonor and protest are hereby waived. The Company agrees that it shall remain liable for the payment hereof notwithstanding any agreement for the extension of the due date of any amount payable hereunder made by the Holder after the maturity thereof.

                  10. Amendment, Waiver, Etc. Neither this Note nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company and the Holder.

                  11. Collection Costs and Expenses. The Company shall pay all reasonable costs, fees and expenses (including court costs and reasonable attorneys' fees) incurred by the Holder in collecting or attempting to collect any amount that becomes due hereunder.

                  12. Notices. All notices, requests, demands and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by an internationally recognized overnight courier service, sent by first class recorded delivery post, or sent by facsimile transmission, to the following addresses:

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                  If to the Company, to:

                  Zix Corporation
                  2711 North Haskell Avenue
                  Suite 2300 LB36
                  Dallas, Texas 75204
                  Attention: General Counsel
                  Facsimile: 214-515-7385

                  If to the Holder, to:

                  Elron Electronic Industries Ltd.
                  3 Azrieli Center, Triangle Building
                  42nd Floor
                  Tel Aviv, Israel, 67023
                  Attention: General Counsel
                  Facsimile: 972 -3- 607 5556

Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (i) the date it is actually received, (ii) the first business day after the day on which it is delivered by hand, (iii) the third business day after the day on which it is properly delivered to an internationally recognized overnight courier or if sent by first class recorded delivery post, (iv) the seventh business day if sent by overseas post or (v) when sent if sent by facsimile transmission with confirmed receipt thereof. Either the Company or the Holder may change its address by notifying the other party of the new address in any manner permitted by this Section 12.

                  13. Severability. If any provision of this Note, or the application thereof to any person, entity or circumstance, shall to any extent be invalid or unenforceable, the remainder of the provisions of this Note, or the application of such provision to other persons or circumstances, shall not be affected thereby, and each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

                  14. Transfer of Note and Common Stock. This Note may not be offered, sold, pledged or otherwise transferred to any person other than to Holder's Affiliates. The Common Stock issuable upon conversion or redemption of this Note may only be offered, sold, pledged or otherwise transferred in accordance with the Purchase Agreement. The Common Stock issuable upon conversion or redemption of this Note may be offered, sold, pledged or otherwise transferred only if registered under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws or if the Holder provides the Company with an opinion from counsel acceptable to the Company stating that an exemption from registration is available at the time of such transfer.

                  15. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Company and the Holder, and their respective successors and permitted assigns;

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provided, however, that the Company may not assign or delegate its obligations hereunder, by operation of law or otherwise, to any person without the prior written consent of the Holder.

                  16. Replacement of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (i) in the case of loss, theft, or destruction, of indemnity from the Holder reasonably satisfactory in form to the Company (and without the requirement to post any bond or other security) or (ii) in the case of mutilation, upon surrender and cancellation of this Note, the Company will execute and deliver to the Holder a new Note of like tenor.

                  17. Governing Law. This Note and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive laws of the State of New York, United States of America, without regard to conflicts of law provisions thereof.

                  18. Usury Savings. Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

                  19. Tax Classification. Prior to the conversion hereof, this Note is intended to represent, and unless otherwise required by law, the Company and the Holder each shall treat this Note as representing, indebtedness of the Company for all tax and accounting purposes.

                [Remainder of this page intentionally left blank]

                  IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized representative as of the day and year first above written.

                                    ZIX CORPORATION

                                    By:  /s/ RONALD A. WOESSNER
                                        ------------------------------------
                                    Name: Ronald A. Woessner
                                        ------------------------------------
                                    Title: SVP
                                        ------------------------------------

                                    EXHIBIT A

                                CONVERSION NOTICE

                                       FOR

                        5.75% CONVERTIBLE PROMISSORY NOTE

                  The undersigned, as a holder of a 5.75% Convertible Promissory Note of ZIX CORPORATION (the "Company"), in the outstanding principal amount and accrued interest, if any, of $_____________ (the "Note"), hereby elects to convert that portion of the outstanding principal amount of the Note shown on the next page into shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company according to the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates (or electronic transfer equivalent) for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

CONVERSION INFORMATION:

Name of Holder: ________________________________
Signature: _____________________________________
Print Name: ____________________________________
Print Title: ___________________________________

Address of Holder:

Date of Conversion: ____________________________

Applicable Conversion Price: $__________________

Total Dollar Amount Converted: $________________

Conversion Price: $_____________________________

Number of Shares of Common Stock to be Received: __________________________

Please issue and deliver _____ certificate(s) (or electronic transfer equivalent) for shares of Common Stock in the following amount(s):

Please issue and deliver _____ new Note(s) in the following amounts: